Exhibit 4.27

Exclusive Option Agreement

THIS EXCLUSIVE OPTION AGREEMENT (hereinafter referred to as the “Agreement”) is made as of the 21st day of March, 2018 in Pudong New Area, Shanghai, the People’s Republic of China (hereinafter referred to as the “PRC”) by and among the following parties:

Party A: Shanghai Manyin Information Technology Co., Ltd.

Registered address: Building 6, No. 20, Lane 999, Dangui Road, China (Shanghai) Pilot Free Trade Zone

Legal representative: GU Yafen

Party B (hereinafter referred to as the “Grantors”):

Name: GU Shaofeng

ID Card No.: ********************

Residential address: ***, Pudong New Area, Shanghai

Name: HU Honghui

ID Card No.: ********************

Residential address: ***, Zhabei District, Shanghai

Name: LI Tiezheng

ID Card No.: ********************

Residential address:***, Minhang District, Shanghai

Name: ZHANG Jun

ID Card No.: ********************

Residential address: ***, Putuo District, Shanghai

Party C: Shanghai Zihe Information Technology Co., Ltd.

Registered address: Floor 3, Building 19, No.8, No.498 Guo Shoujing Road, China (Shanghai) Pilot Free Trade Zone

Legal representative: GU Yafen

(Party A, Party B and Party C are hereinafter collectively referred to as the “Parties” and individually a “Party”.)

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise duly established and validly existing in the PRC;
(2)	Party C is a limited liability company duly established under the laws of the PRC;
(3)

For the benefit of Party A’s business and operation, the parties forming Party B established Party C on 6 July 2017 in accordance with the laws of the PRC; and all constituent persons of Party B jointly own all registered capital of Party C (hereinafter referred to as the “Equity Interests”);

(4)

For the purpose of establishing and developing Party C, the constituent persons of Party B have entered into a loan agreement with Party A respectively in 2018 to borrow an aggregate sum of RMB 100,000,000 (Renminbi One Hundred Million Yuan) from Party A for contribution of their committed capital to Party C; and, on the execution date of this Agreement, Party A has already lent RMB100,000,000 (Renminbi One Hundred Million Yuan) in total to Party B (hereinafter referred to as the “Loan”); and

(5)

Party A wishes to have an exclusive option to purchase the Equity Interests from one or all constituent persons of Party B, and each constituent person of Party B (hereinafter referred to as a “Grantor” and, collectively, the “Grantors”) agrees to grant Party A with an exclusive option to purchase the Equity Interests.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Grant of Option
1.1	Grant

The Grantors hereby agree to jointly and severally grant Party A with an exclusive option (the “Option”) to purchase on terms of this Agreement all of the Equity Interests held by the Grantors in Party C at the lowest price permitted by the PRC laws at the time of such exercise of Option. The Option shall be granted to Party A immediately upon the execution and effectiveness of this Agreement, and, once the Option is so granted, it shall be irrevocable and unchangeable throughout the term of this Agreement (including any extension or renewal of this Agreement as specified in Clause 1.2 below).

1.2	Term

This Agreement shall be executed and come into effect as of the date first written above. This Agreement shall be valid for thirty years (the “Effective Term”) commencing from the effective date hereof. At the request of Party A prior to expiration of the Effective Term, the Parties shall extend the term of this Agreement for a period so requested by Party A and execute a separate exclusive option agreement or continue to perform this Agreement according to Party A’s request.

2.	Exercise of Option and Closing
2.1	Time of Exercise
2.1.1

The Grantors unanimously agree that, to the extent permitted by the PRC laws, Party A may exercise the Option hereunder in whole or in part at any time after the execution and effectiveness of this Agreement.

2.1.2

The Grantors unanimously agree that Party A may exercise the Option for unlimited number of times unless and until all Equity Interests in Party C have been purchased and held by Party A or its designated third party.

2.1.3

The Grantors unanimously agree that Party A may designate a third party to exercise the Option hereunder on its behalf, provided that Party A shall send a prior written notice to the Grantors in respect of such designation.

2.2	Disposition of Exercise Price

The Grantors unanimously agree that, as at the exercise of Option by Party A, the full amount of the exercise price received by the Grantors in connection therewith shall be given to Party A or any third party designated by it.

2.3	Transfer

The Grantors unanimously agree that the Option hereunder may be transferred in whole or in part to a third party without additional prior approval of the Grantors. Such third party shall be deemed as a party hereto, and may exercise the Option on terms and conditions of this Agreement, and shall have the rights and obligations of Party A hereunder.

2.4	Exercise Notice

If Party A intends to exercise the Option, it shall serve a written notice to the Grantors ten (10) business days before the Closing Date (as defined below), and such notice shall specify the following:

2.4.1	the effective closing date of the Equity Interests after exercise of the Option (the “Closing Date”);
2.4.2	the name to be registered as holder of the Equity Interests after exercise of the Option;
2.4.3	the respective number and percentage of Equity Interests to be purchased from the Grantor or Grantors;
2.4.4	exercise price and method of its payment; and
2.4.5	power of attorney (if the Option is exercised by a third party designated by Party A on its behalf).
2.5	Transfer of Equity Interest

Upon each exercise of Option by Party A, the Grantors shall, within ten (10) business days after receipt of the exercise notice sent by Party A as set out in Clause 2.4 hereof:

(1)

cause Party C to timely convene a shareholders’ meeting, at which a resolution shall be adopted to approve the transfer of the equity interests by the Grantors to Party A and/or its designated third party;

(2)

execute an equity transfer agreement with Party A (or, if applicable, a third party designated by Party A) on substantially the same terms as those of the Equity Transfer Agreement attached hereto as Exhibit A;

(3)	respectively sign a waiver to waive their respective preemptive right in respect of the Equity Interests so purchased by Party A;
(4)

execute all such contracts, agreements or documents, obtain all such governmental approvals and consents, and take all such actions, that are necessary to (i) transfer to Party A and/or its designated third party the effective ownership of the equity interest to be purchased by Party A free of any security interest, (ii) assure Party A and/or its designated third party become the registered owner as registered with competent industrial and commercial authority, and (iii) deliver to Party A or its designated third party the latest business license, articles of association, certificate of approval (if applicable) and other relevant documents which may be issued by or filed with relevant PRC authorities and reflect any change in the shareholding structure, directors or legal representative of Party C.

3.	Representations and Warranties
3.1	Each of the Grantors hereby represent and warrant as follows:
3.1.1	it has full rights and authority to execute and deliver this Agreement;
3.1.2

the performance of this Agreement and its obligations hereunder will not result in any violation or breach of any laws or regulations binding on it, nor require any approval or authorization of any governmental authorities;

3.1.3	there is no pending or threatened litigation, arbitration or other judicial or administrative proceeding that may have material influence on the performance of this Agreement;
3.1.4	all circumstances that may have material adverse effect on the performance of this Agreement have been disclosed to Party A already;
3.1.5	it is not declared bankruptcy and is in good financial condition;
3.1.6

other than the Equity Pledge Agreement between the Grantors and Party A, it will not create any pledge, liabilities or other third-party encumbrances on any of its equity interests in Party C, nor will it transfer, grant or otherwise dispose of any of its equity interests in Party C to any third person other than the Parties hereto;

3.1.7	the Option granted to Party A hereunder shall be exclusive, and it will not grant any person other than Party A or its designated third party with the Option or a similar right in any other manner;
3.1.8

during the Effective Term of this Agreement, business operations of Party C shall comply with the applicable laws, regulations, rules and other regulatory provisions and guidance promulgated by government authorities, and there is no breach of any of the foregoing provisions that may result in material adverse effect on the business or assets of Party C;

3.1.9

it will follow good financial and commercial standards and practices to maintain the valid existence of Party C, diligently and effectively carry out Party C’s business and deal with its matters, use best efforts to procure Party C to obtain and maintain such permits, licenses and approvals as may be necessary for its business operation, and make sure that such permits, licenses and approvals will not be canceled, withdrawn or declared invalid;

3.1.10	it will provide Party A with all materials relating to Party C’s operations and financial matters upon Party A’s request;
3.1.11

before Party A (or its designated third party) has exercised the Option and acquired the Equity Interests of Party C, except with a written consent from Party A (or its designated third party), Party C shall not:

(a)

sell, transfer, mortgage or otherwise dispose of any of its assets, business or revenue, or permit the creation of any other security interest thereon (other than those arising in the ordinary or day-to-day course of business, or which have been disclosed to Party A and obtained the prior express written consent of Party A);

(b)

enter into any transaction that will or may have material adverse effect on its assets, liabilities, operations, equities and other lawful rights (other than those arising in the ordinary or day-to-day course of business, or which have been disclosed to Party A and obtained the prior express written consent of Party A);

(c)	distribute any dividend or bonus to any of its shareholders in any manner;
(d)

incur, inherit, guarantee or allow the existence of any debt, except for debts which (i) are incurred in its ordinary or daily course of business, or (ii) have been disclosed to Party A and obtained Party A’s prior express written consent;

(e)

enter into any material contract, other than those executed in the ordinary course of business (for purpose of this paragraph, a contract with a value exceeding RMB100,000 shall be deemed as a material contract);

(f)	adopt a shareholders’ resolution to increase or decrease Party C’s registered capital, or otherwise change the structure of its registered capital;
(g)	supplement, change or amend Party C’s articles of association in any manner; or
(h)	merge or form alliance with, or acquire or invest in, any person;

3.1.12

before Party A (or its designated third party) has exercised the Option and acquired all Equity Interests or assets of Party C, except with a express written consent from Party A (or its designated third party), the Grantors shall not jointly or severally:

(a)

supplement, change or amend the articles of association of Party C in any way that may have material adverse effect on the assets, liabilities, operations, equities and other lawful rights of Party C or may affect the effective performance of this Agreement and such other agreements as may be entered into by and among Party A, the Grantors and Party C;

(b)

cause Party C to enter into any transaction that will or may have material adverse effect on the assets, liabilities, operations, equities and other lawful rights of Party C (other than those arising in the ordinary or daily course of business, or which have been disclosed to Party A and obtained the prior express written consent of Party A);

(c)	cause the shareholders’ meeting of Party C to pass a resolution for distribution of dividend or bonus;
(d)

at any time following the effective date hereof, sell, transfer, mortgage or otherwise dispose of the legal or beneficial interests of any Equity Interest in Party C, or permit the creation of any other security interest thereon;

(e)

cause the shareholders’ meeting of Party C to approve the sale, transfer, mortgage or other disposal of the legal or beneficial interests of any Equity Interest, or the permission of creation of any other security interest thereon;

(f)	cause the shareholders’ meeting of Party C to approve merger or consolidation with, or acquisition of or investment in any person, or any other form of reorganization; or
(g)	voluntarily wind up, liquidate or dissolve Party C.
3.1.13	before Party A (or its designated third party) has exercised the Option and acquired all Equity Interests or assets of Party C, each of the Grantors undertakes to:
(a)

immediately notify Party A in writing of any existing or threatened litigation, arbitration or administrative proceeding relating to the Equity Interest or any circumstance that may have any adverse effect on such Equity Interest;

(b)

cause the shareholders’ meeting of Party C to discuss and approve the transfer of the purchased Equity Interest contemplated hereunder, and cause Party C to amend its articles of association to reflect the transfer of Equity Interest from the Grantors to Party A and/or its designated third party and other changes contemplated hereunder, and immediately apply to competent PRC authorities for approval (if required by the PRC laws) and handling of the change registration, and to cause Party C to pass a shareholders’ resolution to approve the appointment of persons nominated by Party A and/or its designated third party as directors and legal representative of Party C;

(c)

execute all such documents, take all such actions, and make all such claims or defenses as may be necessary or appropriate to maintain the Grantors’ legal and valid ownership of the relevant Equity Interests;

(d)	upon the request of Party A at any time, unconditionally transfer the Equity Interests owned by it to the third party designated by Party A; and
(e)

strictly comply with the terms of this Agreement and other agreements executed by the Grantors jointly or severally with Party A, diligently perform its obligations hereunder and thereunder, and refrain from making any act or omission that suffices to affect the validity and enforceability of such agreements.

3.1.14	the Grantors shall be jointly or severally liable for performance of their respective obligations hereunde.
3.2	Undertakings

The Grantors undertakes to Party A that they will bear all costs and expenses arising from the transfer of Equity Interests, and handle all procedures which may be necessary to enable Party A or its designated third party to become a shareholder of Party C, including but not limited to assisting Party A in obtaining necessary approvals from relevant governmental authority for the transfer of Equity Interests, and submitting all relevant necessary documents to the competent administration for industry and commerce.

3.3	Each of the Grantors hereby represents and warrants to Party A on and as of the execution date of this Agreement and each Closing Date that:
(1)

it has the power, right and capacity to execute and deliver this Agreement and any equity transfer agreement executed in respect of each transfer of the purchased Equity Interest contemplated hereunder to which it is a party  (“Equity Transfer Agreement”), and perform its obligations under this Agreement and any such Equity Transfer Agreement;

(2)

neither the execution or delivery of this Agreement or any Equity Transfer Agreement, nor the performance of its obligations hereunder or thereunder, will (i) result in a violation of any applicable laws or regulations of the PRC; (ii) be in conflict with the articles of association or other constitutional documents of such Grantor; (iii) result in a breach of any contract or instruments to which it is a party or by which it is bound, or constitute a default thereunder; (iv) result in a breach of any terms or conditions of any permit or approval issued to it by relevant authority and/or its constant effectiveness; or (v) cause any of the permits or approvals issued to it by relevant authority to be suspended, cancelled or imposed with additional conditions;

(3)	it has good and marketable ownership of all of its Equity Interests in Party C and has not created any security interest thereon;
(4)	Party C has no outstanding debt, except for those (i) incurred in its ordinary business course, and (ii) disclosed to and obtained prior express written consent from Party A;
(5)	Party C complies with all applicable laws and regulations in respect of equity interests and asset purchase; and
(6)	currently, there is no ongoing, pending or threatened litigations, arbitrations or administrative proceedings in connection with the Equity Interests, Party C or assets of Party C.
4.	Special Covenants

The Grantors undertake that, irrespective of any change that may occur to the ratio of equity interests held by the Grantors in Party C, the terms of this Agreement shall remain binding upon the Grantors and apply to all equity interests held by them in Party C at that time.

5.	Taxes

Each Party shall bear their own taxes that may arise out of the performance of this Agreement.

6.	Liabilities for Breach of Agreement
6.1

If Party B or Party C breaches this Agreement or any of its representations or warranties made by it hereunder, Party A may by written notice request the defaulting Party to cure such breach, take corresponding measures to prevent the occurrence of any damages and to continue the performance of this Agreement within ten (10) days upon its receipt of such notice. In the case of any damage, the defaulting Party shall indemnify Party A to enable Party A to obtain all benefits that it would have received had the Agreement been duly performed.

6.2

If Party B or Party C fails to cure its breach within ten (10) days upon receipt of the notice as set out in Clause 6.1 above, Party A shall be entitled to request the defaulting Party to indemnify any costs, expenses, liabilities or losses (including but not limited to loss of interests and attorney fee) suffered by Party A as a result of the breach committed by the defaulting Party.

7.	Governing Law and Dispute Resolution
7.1	Governing Law

This Agreement (including but not limited the execution, performance, validity and interpretation of this Agreement) shall be governed by the laws of the PRC.

7.2	Friendly Negotiation

Any dispute arising out of or in connection with the interpretation or performance of this Agreement shall be resolved by the Parties through friendly negotiation, or a mediation conducted via a neutral third party. If the dispute cannot be resolved through such method, it shall, within thirty (30) days from commencement of the foresaid discussion, be submitted to an arbitration commission for settlement through arbitration.

7.3	Arbitration

Any dispute arising out of or in connection with this Agreement shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in force. The arbitration shall take place in Shanghai. The arbitration award shall be final and binding upon the Parties.

8.	Confidentiality
8.1	Confidential Information

No Party shall disclose any information in relation to the other Party or Parties which it receives in performance of this Agreement to any third party, unless a prior written consent has been obtained from all the Parties hereto. This Clause 8.1 shall survive the termination of this Agreement.

8.2	Exception

No disclosure of confidential information made as required by law, court judgments, arbitration awards and decisions of governmental authorities shall be deemed as a breach of the above Clause 8.1.

9.	Other Provisions
9.1	Entire Agreement

The Parties hereby acknowledge that this Agreement is a fair and reasonable agreement entered into by and among them on basis of equality and mutual benefit. This Agreement constitutes the entire agreement among the Parties with respect to the subject matters hereof. If there is any discrepancy between this Agreement and any and all prior discussions, negotiations or agreements, this Agreement shall prevail. This Agreement shall be amended by the Parties in writing. The exhibit hereto forms an integral part of this Agreement and shall have the same effect as that of this Agreement.

9.2	Notice
9.2.1

Any and all notices given by the Parties in connection with exercise of their respective rights and performance of their respective obligations hereunder shall be made in writing, and shall be delivered by hand or sent by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the relevant Party or Parties:

If to Party A:

Shanghai Manyin Information Technology Co., Ltd.

Address:	Building 6, No. 20, Lane 999, Dangui Road, China (Shanghai) Pilot Free Trade Zone

If to Party B:

GU Shaofeng

Address:	***, Pudong New Area, Shanghai

HU Honghui

Address:	***, Zhabei District, Shanghai

LI Tiezheng

Address:	***, Minhang District, Shanghai

ZHANG Jun

Address:	***, Lane 2003, Xincun Road, Putuo District, Shanghai

If to Party C:

Shanghai Zihe Information Technology Co., Ltd.

Address:	Floor 3, Building 19, No.8, No.498 Guo Shoujing Road, China (Shanghai) Pilot Free Trade Zone
9.2.2	A notice and other correspondence shall be deemed to have been duly served:
(a)	on the date shown on the transmission report if sent by facsimile, or on the next business day if the facsimile arrives later than 5:00 pm or on a non-business day of the place of arrival;
(b)	if sent by personal delivery (including courier service), on the day when the receipt thereof has been duly signed for;

(c)	on the fifteenth (15th) day after the date shown on the acknowledgement of receipt if sent by a registered mail.
9.2.3	Binding Effect

This Agreement shall be binding on all the Parties.

9.3	Language

This Agreement is executed in six (6) counterparts, and Party A, Party B and Party C shall respectively hold one counterpart, four counterparts and one counterpart of this Agreement. This Agreement is made in Chinese.

9.4	Day and Business day

A “day” mentioned herein shall mean a calendar day, and a “business day” used herein shall mean any day from Monday to Friday.

9.5	Headings

Headings contained in this Agreement are for the purpose of easy-reading only, and shall not be used to interpret this Agreement.

9.6	Miscellaneous

The Grantors shall be jointly and severally liable for their respective obligations, undertakings and responsibilities to Party A hereunder. As for Party A, a breach by any of the Grantors shall automatically constitute a breach on the part of the Grantors.

9.7	Uncovered Matters

Anything not covered by this Agreement shall be resolved by the Parties through amicable consultations in accordance with the PRC laws.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have cause their respective duly authorized representatives to sign this Agreement as of the date first above written.

Party A: Shanghai Manyin Information Technology Co., Ltd. (Seal)

/s/ GU Yafen

Legal or Authorized Representative

/s/ Seal of Shanghai Manyin Information Technology Co., Ltd.

Party B:

/s/GU Shaofeng

/s/HU Honghui

/s/LI Tiezheng

/s/ZHANG Jun

Party C: Shanghai Zihe Information Technology Co., Ltd. (seal)

/s/ GU Yafen

Legal or Authorized Representative:

/s/ Seal of Shanghai Zihe Information Technology Co., Ltd.

EXHIBIT A

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is made as of the [*] day of [*], [*] in Shanghai by and among:

Party A: Shanghai Manyin Information Technology Co., Ltd.

Registered address: Building 6, No. 20, Lane 999, Dangui Road, China (Shanghai) Pilot Free Trade Zone

Legal representative: GU Yafen

Party B:

Name: GU Shaofeng

ID Card No.: ********************

Residential address: ***, Pudong New Area, Shanghai

Name: HU Honghui

ID Card No.: ********************

Residential address: ***, Zhabei District, Shanghai

Name: LI Tiezheng

ID Card No.: ********************

Residential address: ***, Minhang District, Shanghai

Name: ZHANG Jun

ID Card No.: ********************

Residential address: ***, Putuo District, Shanghai

Party C: Shanghai Zihe Information Technology Co., Ltd.

Registered address: Floor 3, Building 19, No.8, No.498 Guo Shoujing Road, China (Shanghai) Pilot Free Trade Zone

Legal representative: GU Yafen

(Party A, Party B and Party C are hereinafter collectively referred to as the “Parties” and individually a “Party”.)

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise duly established and validly existing under the laws of the People’s Republic of China (the “PRC”);
(2)	Party C is a domestic company duly registered in Shanghai, and all the constituent persons jointly hold 100% equities of Party C (the “Equities”) at present; and
(3)

Party B and Party C are willing to transfer all or part of the Equities to Party A and/or its designated third party on terms of the Exclusive Option Agreement executed by and among Party A, Party B and Party C when Party A and/or its designated third party exercises its option thereunder, and Party A and/or its designated third party agree to accept such Equities (hereinafter referred to as the “Equity Transfer”).

NOW, THEREFORE, upon consultation and mutual agreement, the Parties hereby agree as follows:

1.	Equity Transfer
1.1	Each of Party B agrees to transfer the Equities to Party A, and Party A agrees to accept such transfer. Upon completion of such transfer, Party A will own 100% Equities.
1.2	As consideration for the Equity Transfer, Party A shall pay Party B RMB[*] in accordance with Clause 2 hereof.
1.3

Each of Party B agrees the transfer of Equities under this Clause, and is willing to cause other shareholders of Party C to execute necessary documents (including shareholders’ resolution, and letter or instrument for waiving any preemptive right or right of first refusal in connection with the relevant Equity) and assist in handing other procedures necessary for the Equity Transfer.

1.4

Party B and Party C shall jointly and severally take all such actions as may be necessary to effect the transfer of Equities from Party B to Party A, including but not limited to executing this Agreement and adopting shareholders’ resolution and amendment to the articles of association, and shall, within ten (10) business days after Party A’s delivery of exercise notice as specified in the Exclusive Option Agreement, complete all such procedures for governmental approvals or filings with competent administration of industry and commerce as may be required to be completed in connection with the registration of Party A as the recorded holder of such Equities.

2.	Payment of Transfer Price
2.1

Within five (5) business days following the completion of the procedures for all governmental approvals and filings in connection with the Equity Transfer, Party A shall pay transfer price to each of Party B as follows: pay RMB [*] to [*], pay RMB[*] to [*], pay RMB [*] to [*], and RMB [*] to [*].

2.2	Each of Party B shall issue an appropriate receipt to Party A within five (5) business upon its receipt of the corresponding price specified in Clause 2.1.
3.	Representations and Warranties
3.1	Each of the Parties respectively represents and warrants that:
(a)

it is either a company duly established and existing under the laws of the PRC, or a natural person with full civil capacity, and has full power and capacity to execute and perform this Agreement and other documents in connection with this Agreement that are required for fulfilment of the purpose hereof; and

(b)

it has taken or will take all necessary actions to duly and validly authorize the execution, delivery and performance of this Agreement and all other documents in connection with the transaction contemplated hereunder, and such execution, delivery and performance does not or will not violate any applicable laws, regulations or governmental rules, nor infringe any lawful rights or interests of a third party.

3.2	Each of Party B and Party C hereby jointly and severally represents and warrants to Party A that:
(a)

Party B lawfully and effectively owns 100% Equities of Party C, and Party B’s acquisition and holding of such Equities is not in breach of any laws, regulations or government decision, nor does it infringe any rights or interests of any third party;

(b)

Party C is a limited liability company duly established and validly existing under the laws of the PRC and has full power, right and capacity to own, dispose of and operate its assets and business and to conduct its business as now conducted and as proposed to be conducted. Party C has obtained all such permits, qualifications and other approvals, consents, filings or registrations from relevant governmental authorities as necessary for the conduct of all business activities mentioned in its business license;

(c)	Party C has never breached or violated any applicable laws, regulations or governmental rules since its incorporation;
(d)	the Equities are free from any security interest or any other third-party right;
(e)	no document or information in connection with Party C or Party C’s business that may affect Party A’s decision to execute this Agreement has been omitted to be delivered to Party A; and
(f)

prior to the consummation of the Equity Transfer, it will not, either by act or omission, authorize or cause Party C to change its registered capital or shareholder structure in any form as of the date of this Agreement.

4.	Effectiveness and Valid Term

This Agreement shall be executed and come into force on the date first above written.

5.	Dispute Resolution

In the case of any dispute arising among the Parties in connection with the interpretation or performance of this Agreement, the Parties shall settle the dispute through friendly negotiation. If no agreement can be reached through negotiation within thirty (30) days following a Party’s request for negotiation of dispute resolution, any Party may submit the dispute to Shanghai International Economic and Trade Arbitration Commission for

arbitration in accordance with its arbitration rules then in effect. The arbitration shall take place in Shanghai and shall be conducted in Chinese. The arbitration award shall be final and binding upon the Parties.

6.	Governing Law

The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the PRC.

7.	Amendment and Supplement

The Parties shall amend and supplement this Agreement in writing. Any amendment and/or supplement to this Agreement that has been duly signed by the Parties shall form a part of this Agreement and shall have the same legal effect as that of this Agreement.

8.	Severability

If any term of this Agreement becomes invalid or unenforceable due to its inconsistency with relevant laws, such term shall be invalid or unenforceable only to the extent governed by such law, and the validity and enforceability of other terms of this Agreement shall not be affected or impaired.

9.	Exhibit

Exhibits of this Agreement are integral parts of this Agreement and shall have the same legal effect as that of this Agreement.

10.	Miscellaneous
(1)	This Agreement is executed in [six (6)] counterparts, and Party A, Party B and Party C shall respectively hold one counterpart, four counterparts and one counterpart of this Agreement.
(2)	If Party A designated a third party to exercise the option on its behalf, any reference to Party A herein shall mean Party A and/or its designated third party (as applicable).

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have cause their respective duly authorized representatives to sign this Agreement as of the date first above written.

Party A: Shanghai Manyin Information Technology Co., Ltd. (Seal)

Legal or Authorized Representative:

Party B:

GU Shaofeng

HU Honghui

LI Tiezheng

ZHANG Jun

Party C: Shanghai Zihe Information Technology Co., Ltd. (Seal)

Legal or Authorized Representative: